Exhibit 4.38

LONG-TERM LOAN AGREEMENT

DATED DECEMBER 15, 2023

FOR THE AMOUNT OF

US$ 60,000,000.00

BETWEEN BBVA PERU BANK

AS LENDER

AND

LATAM LOGISTIC PER PROPCO LURIN I S.R.L.

AS BORROWER

INDEX

SECTION I DEFINITIONS, INTERPRETATION, AND BACKGROUND
Clause 1.01: Definitions
Clause 1.02: Agreement Interpretation
Clause 1.03: Background

SECTION II LOAN
Clause 2.01: Object of the Agreement
Clause 2.02: Loan Disbursement Proceeding
Clause 2.03: Term
Clause 2.04: Loan Payment
Clause 2.05: Compensatory Interest
Clause 2.06: Default Interest
Clause 2.07: Default Event Fee
Clause 2.08: Voluntary and Mandatory Prepayments
Clause 2.09: Structuring Fee
Clause 2.10: Taxes
Clause 2.11: Promissory Notes
Clause 2.12: Guarantees

SECTION III LOAN CONDITIONS
Clause 3.01: Closing Conditions
Clause 3.02: Loan Disbursement Conditions

SECTION IV STATEMENTS AND REPRESENTATIONS
Clause 4.01: Statements and Representations

SECTION V OBLIGATIONS TO DO, NO TO DO, AND FINANCIAL OBLIGATIONS
Clause 5.01: Obligations to Do
Clause 5.02: Obligations Not to Do
Clause 5.03: Financial Obligations

SECTION VI DEFAULT
Clause 6.01: Default Events
Clause 6.02: Default Event Consequences

SECTION VII MISCELLANEOUS
Clause 7.01: Amendments
Clause 7.02: Communications
Clause 7.03: Delay in Communications
Clause 7.04: Costs and Expenses
Clause 7.05: Applicable Law
Clause 7.06: Assignment of Rights
Clause 7.07: Severability
Clause 7.08: Waiver or Delay in Exercising Rights
Clause 7.09: Total Agreement
Clause 7.10: Cost Increase Clause
Clause 7.11: Confidentiality
Clause 7.12: Indemnification
Clause 7.13: Compensation
Clause 7.14: Dispute Resolution

ANNEX I LOAN DETAILS
ANNEX II COMMISSIONS AND EXPENSES
ANNEX III PROMISSORY NOTE TEMPLATE
ANNEX IV PAYMENT SCHEDULES
ANNEX V COMPLIANCE CERTIFICATE
ANNEX VI DISBURSEMENT NOTIFICATION
ANNEX VII COMMUNICATIONS
ANNEX VIII COMMITMENT LETTER
ANNEX IX GUARANTEES
ANNEX X ASSIGNMENT COMMUNICATION TEMPLATE
ANNEX XI INSURANCE POLICIES

Dear Notary,

Please extend, in your registry of Public Deeds, the LONG-TERM LOAN AGREEMENT entered by the following Parties:

(i) BBVA PERU BANK, identified with RUC No. 20100047218, located at Juan de Arona No. 893 Avenue, San Isidro district, province and department of Lima, duly represented by Sandra Elba Bianco Roa, bearer of ID No. 40325030, and by Frank Erick Babarczy Rodríguez, bearer of ID No. 09339170, according to powers registered in entries C00494 and C00331, respectively, of the Electronic Entry No. 11014915 of the Registry of Legal Entities of Lima (hereinafter, the “Bank” or the “Lender”); and,

(ii) LATAM LOGISTIC PER PROPCO LURIN I S.R.L., identified with RUC No. 20601055539, located at Gasoducto Lot 2 Avenue, Las Praderas de Lurin, Lurin district, province and department of Lima, duly represented by Alvaro Alejandro Chinchayán Cornejo, bearer of ID No. 10472790, according to powers granted by the General Shareholders’ Meeting dated November 3, 2023 (hereinafter, the “Borrower”).

On the following terms and conditions:

SECTION I

DEFINITIONS, INTERPRETATION, AND BACKGROUND

CLAUSE 1.01: DEFINITIONS

The terms detailed below shall have the following meanings for the purposes of this Agreement:

(i) “Assets”: The sum or total of the amount recorded as the Borrower’s assets in the balance sheet prepared in accordance with IFRS.

(ii) “Annex(es)”: The document or documents prepared pursuant to the provisions of the Agreement and which are an integral part thereof.

(iii) “Government Authority”: Any competent authority of the Peruvian State, including any entity exercising executive, legislative, regulatory, or administrative functions of, or corresponding to, the Peruvian government at the central, regional, or municipal level.

It also includes State-owned enterprises, or mixed economy companies.

(iv) “Change of Control”: Means the occurrence of the following events: (i) Thomas McDonald resigns as Chairman of the Board of LatAm Logistic Properties S.A. or Logistic Properties of the Americas (Pubco), according to the merger agreement announced on August 15, 2023, and (ii) Esteban Saldarriaga resigns as Chief Executive Officer (CEO) of LatAm Logistic Properties S.A. or Logistic Properties of the Americas (Pubco), according to the merger agreement announced on August 15, 2023.

(v) “Default Event Fee(s)”: The penalty for the occurrence of Default Events other than payment obligations as referred to in Clause 2.07 of the Agreement and established in Annex I of the Agreement.

(vi) “Commitment Letter”: The letter that the Borrower will send to the Bank on the Closing Date, whereby the terms and conditions under which the Structuring Fee will be cancelled in accordance with Annex VIII will be established.

(vii) “Compliance Certificate”: The document by which the Borrower makes quarterly declarations to the Bank that it is faithfully complying with all obligations and/or commitments in general referred to in the Agreement. The Compliance Certificate shall be issued within forty-five (45) calendar days of the end of each quarter, and shall additionally, where applicable, refer to the Financial Obligations for each semester ending on June 30 and December 31. The Compliance Certificate model is attached as Annex V to the Agreement.

(viii) “Assignment of Rights”: The assignment of rights or Contractual position under the Agreement and other Loan Documents - total or partial - that the Bank could make in favor of third parties as established in Clause 7.06 of the Agreement, which shall take effect from the date the Borrower is notified of the respective Assignment Communication.

(ix) “Civil Code”: The Civil Code of Peru in force at the date of signing of the Agreement.

(x) “Structuring Fee”: The structuring fee agreed between the Bank and the Borrower as detailed in Annex II and which must be paid to the Bank by the Borrower in relation to this Agreement and the Loan Documents, as set forth in the Commitment Letter.

(xi) “Prepayment Fee”: The fee that the Borrower must pay to the Bank on the amount prepaid, plus the corresponding Taxes, in accordance with Clause 2.08.

(xii) “Assignment Communication”: The communication that the Bank will send to the Borrower (according to the template established in Annex X) by means of which the latter will be notified regarding the percentage of the Agreement subject to an Assignment of Rights.

(xiii) “Knowledge”: With respect to the Borrower, it means the actual knowledge acquired by the general manager or other officer holding a managing position or performing similar or equivalent functions to such officers, by virtue of their involvement in the business of the Borrower and/or by virtue of the responsibilities they assume, in accordance with the ordinary diligence standards required for this type of business.

(xiv) “Agreement” or “Loan Agreement”: This document with its Annexes and amendments.

(xv) “Asset Trust Agreement”: The collateral trust agreement entered on the Closing Date between the Borrower, as settlor, La Fiduciaria S.A., as trustee, the Bank, as beneficiary, and the natural person who will act as depositary under said agreement, with the purpose of constituting the Asset Trust, including its expansions, modifications, and/or novations thereafter.

(xvi) “Cash Flow Trust Agreement”: The collateral trust agreement entered on the Closing Date between the Borrower, as settlor, La Fiduciaria S.A., as trustee, the Bank, as beneficiary, and the natural person who will act as depositary under said agreement, with the purpose of constituting the Cash Flow Trust, including its expansions, modifications, and/or novations thereafter.

(xvii) “Existing Loan Agreement”: The Loan Agreement dated May 31, 2017, entered between the Borrower and the Existing Lender, as well as its subsequent extensions and/or modifications.

(xviii) “Lease Agreements”: The agreements entered or to be entered into between the Borrower and its Tenants for the leasing of the Real Estate.

(xix) “Payment Schedules” or “Schedules”: The loan payment schedules set forth in Annex IV of the Agreement, corresponding to Tranche A and Tranche B, detailing the amount of each Installment to be paid by the Borrower, as well as the corresponding Payment Dates.

(xx) “Tranche A Disbursement Account”: Shall have the meaning assigned to such term in the Cash Flow Trust Agreement. The disbursement of Tranche A will be made into this account.

(xxi) “Tranche B Disbursement Account”: Shall have the meaning assigned to such term in the Cash Flow Trust Agreement. The disbursement of Tranche B will be made into this account.

(xxii) “Collection Account”: Shall have the meaning assigned to such term in the Cash Flow Trust Agreement.

(xxiii) “Reserve Account”: Shall have the meaning assigned to such term in the Cash Flow Trust Agreement.

(xxiv) “Disbursement Accounts”: Together, the Tranche A Disbursement Account and the Tranche B Disbursement Account.

(xxv) “Installment”: The amount of principal and compensatory interest that shall be paid by the Borrower to the Bank on each Payment Date.

(xxvi) “Balloon Installment”: The last installment of the Payment Schedule corresponding to Tranche A.

(xxvii) “Loan Disbursement(s)”: The disbursement(s) of the total amount or partial amounts of the Loan that the Bank will make to the Borrower and are subject to the preceding disbursement conditions referred to in Clause 3.02 of the Agreement.

(xxviii) “Use of Funds - Tranche A”: The use that the Borrower must give to the funds provided by the Bank corresponding to Tranche A and detailed in Annex I of the Agreement.

(xxix) “Use of Funds - Tranche B”: The use that the Borrower must give to the funds provided by the Bank corresponding to Tranche B and detailed in Annex I of the Agreement.

(xxx) “Financial Debt”: Shall be understood as all payment obligations with financial institutions or capital markets, including guarantees or bonds, as well as any other payment obligation that accrues interest (except for accounts payable to commercial suppliers assumed by the Borrower).

(xxxi) “Business Day”: Means any day other than Saturday, Sunday, recognized holiday in the jurisdiction of Lima, Peru, or any other day on which banking institutions in Lima are authorized to remain closed.

(xxxii) “Loan Documents”: All documents that the Borrower has signed or will sign for the financing granted by the Bank to the Borrower under the Agreement, including but not limited to: (i) the Loan Agreement; (ii) the duly signed Promissory Notes; (iii) the documents by which the Guarantees are constituted; and (iv) any extension and/or modification of the aforementioned documents, and other documents to be executed, entered into, or signed to implement and formalize the Loan granted under the Loan Agreement and ensure its proper execution.

(xxxiii) “Dollar” or “US$”: The legal currency of the United States of America.

(xxxiv) “Material Adverse Effect”: Means any substantially adverse effect on: (i) the Borrower’s ability to fulfill its obligations under the Loan Documents; (ii) the Bank’s ability to exercise the rights or remedies provided for in the Loan Documents; (iii) the Guarantees in favor of the Bank and/or (iv) the legality, validity, or enforceability of any of the Loan Documents.

(xxxv) “Default Event(s)”: Any event indicated in Clause 6.01 of the Agreement.

(xxxvi) “Cash Surplus”: The balance credited to the Collection Account referred to in paragraph (vi) of clause 9.1.2 of the ninth clause of the Cash Flow Trust Agreement.

(xxxvii) “Closing Date”: The date on which the Agreement is signed.

(xxxviii) “Disbursement Date”: The date on which the Bank will disburse the Loan to the Borrower once the conditions precedent for disbursement referred to in Section III have been fulfilled.

(xxxix) “Payment Date(s)”: Those dates on which the Borrower shall make payment of the principal and/or interest of the Loan according to the Schedules.

(xl) “Asset Trust”: The autonomous estate that will be constituted on the Closing Date pursuant to the Asset Trust Agreement, to guarantee the fulfillment of all the Borrower’s obligations arising from the Loan Documents.

(xli) “Cash Flow Trust”: The autonomous estate that will be constituted on the Closing Date pursuant to the Cash Flow Trust Agreement, to guarantee the fulfillment of all the Borrower’s obligations arising from the Loan Documents.

(xlii) “Guarantees”: The guarantees constituted by the Borrower and/or third parties in favor of the Bank and detailed in Annex IX of the Agreement and constituted in accordance with Clause 2.12 of the Agreement.

(xliii) “Existing Guarantees”: The guarantees constituted under the Security Documents - as such term is defined in the Existing Loan Agreement.

(xliv) “Existing Mortgage”: Shall have the meaning assigned to the term “Mortgage Agreement” in the Existing Loan Agreement.

(xlv) “Real Estate”: The real estate listed in Annex 1 of the Asset Trust Agreement, transferred in fiduciary ownership to the Asset Trust, in accordance with the provisions of the Asset Trust Agreement.

(xlvi) “Compensatory Interest - Tranche A”: The interest referred to in paragraph “(i)” of Clause 2.05 of the Agreement applicable to Tranche A and established in Annex I of the Agreement.

(xlvii) “Compensatory Interest - Tranche B”: The interest referred to in paragraph “(ii)” of Clause 2.05 of the Agreement applicable to Tranche B and established in Annex I of the Agreement.

(xlviii) “Default Interest”: The interest referred to in Clause 2.06 of the Agreement and established in Annex I of the Agreement.

(xlix) “Law 26702”: The General Law of the Financial System, of the Insurance System and Organic of the Superintendency of Banking and Insurance, Law No. 26702, and its modifying or substituting regulations.

(liv) “Liquidation of IFC Debt”: It is the amount of US$45,922,467.36 (Forty-Five Million Nine Hundred Twenty-Two Thousand Four Hundred Sixty-Seven and 36/100 Dollars).

(lv) “Tenant(s)”: The counterparties of the Borrower in the Lease Agreements.

(lvi) “IFRS”: Means the International Financial Reporting Standards approved by the International Accounting Standards Board.

(lvii) “Disbursement Notification”: It is the communication that the Borrower must make to the Bank to proceed with the Loan Disbursement. Disbursement Notifications must contain at least the information set forth in Annex VI.

(lviii) “Obligations to Do”: The obligations of the Borrower referred to in Clause 5.01 of the Agreement.

(lix) “Obligations Not to Do”: The obligations of the Borrower not to perform referred to in Clause 5.02 of the Agreement.

(lx) “Financial Obligations”: They are the financial obligations referred to in Clause 5.03 of the Agreement.

(lxi) “Promissory Note”: It is each promissory note duly signed and delivered by the Borrower to the Bank in accordance with the format set forth in Annex III.

(lxii) “Logistics Park”: It is the Borrower’s logistics park dedicated to renting warehouses to third parties located on the Real Estate.

(lxiii) “Parties”: The Borrower and the Bank, as well as any other natural or legal person who intervenes in the Agreement and/or becomes a Party to the Agreement.

(lxiv) “Net Equity”: It is the amount listed as net equity of the Borrower in its balance sheet prepared in accordance with IFRS.

(lxv) “Appraiser”: It is a top-tier international real estate auditing firm, holding RICS and MAI certifications, to be selected from the list established in Annex 3 of the Asset Trust Agreement.

(lxvi) “Availability Period”: It is the period during which the Borrower may submit a Disbursement Notification to the Bank, as detailed in Annex I.

(lxvii) “Peru”: It is the Republic of Peru.

(lxviii) “Insurance Policies”: The insurance policies taken out by the Borrower on the Real Estate, which are listed in Annex XI. This definition includes subsequent renewals and extensions of the Insurance Policies.

(lxix) “Existing Lender”: It is the International Finance Corporation.

(lxx) “Loan”: It is the present long-term credit facility that the Bank will disburse to the Borrower, consisting of Tranche A and Tranche B, in accordance with the terms stipulated in the Agreement and whose total amount is set forth in Annex I of the Agreement.

(lxxi) “Existing Loan”: It is the loan granted by the Existing Lender to the Borrower under the Existing Loan Agreement.

(lxxii) “Coverage Ratio”: It has the meaning ascribed to such term in Clause 5.01.

(lxxiii) “Debt Service Coverage Ratio”: It is the result of dividing: (i) Net Income by (ii) Debt Service.

(lxxiv) “Equity Ratio”: It is the result of dividing: (i) Net Equity by (ii) Assets.

(lxxv) “Representatives”: The shareholders, partners, administrators, directors, officers, employees, agents, representatives of the Borrower (including, but not limited to advisors, lawyers, employees, and personnel), or any other person acting on behalf of or in the interest of the Borrower.

(lxxvi) “Net Income”: The revenue received from Agreements with Tenants, net of the corresponding real estate taxes, as such taxes appear in the income statement of the Borrower’s financial statements.

(lxxvii) “Debt Service”: It is the sum of the principal repayment payments of debts with a term greater than one year, plus financial expenses for a given period.

(lxxviii) “Public Servants” are individuals who provide services to the State in any Government Authority, including any public official, public manager, trust employee, and civil servant, in accordance with the definition of Law No. 30057, its modifying and regulatory norms. This definition includes any person linked to a Public Servant or person who may influence such a servant.

(lxxix) “Soles” or “S/.”: It is the legal currency in Peru.

(lxxx) “SUNARP”: It is the National Superintendence of Public Registries.

(lxxxi) “Tranches”: Tranche A and Tranche B.

(lxxxii) “Tranche A”: It is the amount of the Loan amounting to US$48,670,000.00 (Forty-Eight Million Six Hundred Seventy Thousand and 00/100 Dollars).

(lxxxiii) “Tranche B”: It is the amount of the Loan amounting to US$11,330,000.00 (Eleven Million Three Hundred Thirty Thousand and 00/100 Dollars).

(lxxxiv) “Tax”: It is any tax, fee, contribution, existing or future, deduction, or withholding that may be applicable and that is linked to the Loan, including any interest, surcharge, fine, or penalty related thereto.

CLAUSE 1.02: INTERPRETATION OF THE AGREEMENT

(a) The Parties acknowledge that the headings of the Sections or Clauses of the Agreement are solely for reference purposes and shall not necessarily be considered for the interpretation of their content and scope.

(b) All references in the Agreement to a Section, Clause, or Annex refer to the corresponding Clause or Annex in this Agreement, unless expressly stated otherwise.

(c) References in this Agreement to a Clause include all paragraphs within it, and references to a Section include all clauses within the corresponding Section.

(d) Unless the context requires a different interpretation, the plural includes the singular and vice versa; and the masculine includes the feminine and vice versa.

(e) References to laws or regulations shall be understood and interpreted as comprehensive of all legal or regulatory provisions that modify, expand, consolidate, specify, amend, or replace the law or regulation mentioned in the Agreement.

CLAUSE 1.03: BACKGROUND

(a) The Borrower is a privately held company validly incorporated and existing under the laws of Peru, which, within the scope of its corporate purpose, is engaged in the purchase of land and the construction of logistics warehouses intended for operational leasing on a medium to long-term basis.

(b) The Borrower requires long-term credit up to the amount established in Annex I of the Agreement, which is comprised of Tranche A and Tranche B, which will be used solely and exclusively for the Purpose of Funds - Tranche A and the Purpose of Funds - Tranche B, respectively.

(c) The Bank has evaluated the request submitted by the Borrower and has undertaken to grant the Loan to the Borrower in accordance with the terms and conditions set forth in the Agreement, subject to compliance with the conditions set forth in Section III of the Agreement.

SECTION II

LOAN

CLAUSE 2.01: PURPOSE OF THE AGREEMENT

(a) Under the Agreement, the Bank grants a Loan in the currency specified in Annex I in favor of the Borrower up to the amount indicated in Annex I of the Agreement, which will consist of Tranche A and Tranche B.

(b) The Loan will be disbursed to the Borrower to the extent that the Preconditions for Disbursement of the Loan set forth in Section III, Clause 3.02 of the Agreement have been fulfilled.

(c) The Borrower undertakes to allocate Tranche A and Tranche B of the Loan solely and exclusively to the Purpose of Funds - Tranche A and the Purpose of Funds - Tranche B, respectively.

CLAUSE 2.02: PROCEDURE FOR DISBURSEMENT OF THE LOAN

The Loan (comprised of Tranche A and Tranche B) will be disbursed on the occasions and conditions stipulated in Annex I, once the Preconditions for Disbursement of the Loan set forth in Clause 3.02 of Section III of the Agreement have been fulfilled and within the Availability Period established in Annex I, computed from the Closing Date.

The disbursement of the Loan will be made into the Disbursement Accounts, as applicable, in accordance with the terms of the Flow Trust Agreement.

The Borrower shall pay the Bank the Structuring Fee, in accordance with the terms and conditions established in the Commitment Letter.

The Bank shall not disburse the Loan (both Tranche A and Tranche B) if it has not received a Disbursement Notification within the Availability Period and the conditions set forth in Clause 3.02 have not been met.

CLAUSE 2.03: TERM

The term for the repayment of the Loan is detailed in Annex I.

The Agreement shall remain in force if the Borrower is required to fulfill any obligation to the Bank under the Loan Documents.

CLAUSE 2.04: PAYMENT OF THE LOAN

(a) The Borrower shall pay the principal of the Loan according to the Payment Schedules.

(b) If any payment due under the Agreement falls on a non-Business Day, such payment shall be made on the next succeeding Business Day. The payment shall include the principal and the interest calculated as of the Payment Date, without the Bank being entitled to receive any interest or payment for the deferral.

(c) It is a condition of this Agreement, especially regarding the payment of the principal and compensatory and default interests, as well as other expenses, fees, services, and taxes, that all payments shall be made in the same currency in which the Loan has been agreed or granted or the payment of the fee, expenses, or Taxes has been agreed.

(d) The Loan shall be paid in full without deducting any expenses for commission, Tax, or any other similar discount from that amount, since it is the Borrower’s obligation to return the entire Loan to the Bank, with the Borrower assuming the full amount of such discounts.

(e) The Borrower shall make sufficient funds available to the Bank to fully cover the payment of the Installments, as well as commissions and any other amount applicable to the Borrower under the Agreement and the Flow Trust Agreement. In case the amounts owed to the Bank are not covered, for any reason, by the amounts received under the Flow Trust Agreement, the Borrower expressly and irrevocably authorizes the Bank to debit the amounts owed to any of its accounts held or that may be held at the Bank, at any of its offices and/or branches, domestically or abroad, and/or to dispose of any funds, deposits, or securities in any currency it holds to be credited, without the need for prior authorization or subsequent agreement, and without the Bank assuming any responsibility for the exchange rate used, in case the account, deposit, or funds are in a different currency than the payments the Borrower must make, at the Bank’s discretion and acknowledging that this right extends to the entire amount owed under the Loan Documents. Likewise, the Bank is authorized by the Borrower to retain and apply to the cancellation of overdue debts, any asset or financial instrument it holds and is intended to be credited or delivered, authorizing the Bank to dispose of them directly for the application of the overdue debt, releasing the Bank from any responsibility for the price obtained from the sale.

The Bank assumes no responsibility for deciding whether to exercise the right granted to it by this clause.

Likewise, the Borrower waives the right to set off against the Bank, its affiliates, subsidiaries, and/or related parties any obligations they may have in their favor derived from the Loan Documents or any other document, act, or legal transaction entered into.

(f) In accordance with the relevant provisions of the Civil Code, any payment made by the Borrower shall be imputed first to penalties and expenses, then to default interests, to compensatory interests, and finally to the repayment of the principal of the Loan.

CLAUSE 2.05: COMPENSATORY INTERESTS

The Borrower shall pay compensatory interests from the Disbursement Date on the amount of the capital disbursed by the Bank and outstanding, as follows: (i) for Tranche A, it shall apply an interest rate of 8.50% effective fixed annually; and (ii) for Tranche B, it shall apply an interest rate of 8.40% effective fixed annually. All interest calculations shall be made based on a year of three hundred sixty (360) days for the actual number of days (excluding the initial day but including the maturity day) elapsed in the period for which such interests shall be payable. Each determination by the Bank regarding an amount owed under this Agreement shall be considered conclusive and binding for all purposes, except for manifest error.

Interests shall be calculated on an accrued basis and paid on each Payment Date.

CLAUSE 2.06: DEFAULT INTERESTS

The Borrower’s failure to pay the principal, interests, or any other sum of money due in relation to the Loan on their respective due dates shall be subject, in addition to the payment of compensatory interests referred to in Clause 2.05 of the Agreement, to the payment of default interests at the effective annual rate of two percent (2.00%) on the outstanding amount, which the Borrower accepts in addition to the compensatory interests.

For the purposes of the provision in the preceding paragraph, and in accordance with the provision of article 1333°, paragraph 1 of the Civil Code, the Borrower shall automatically incur default without the need for any judicial or extrajudicial requirement or notice.

CLAUSE 2.07: DEFAULT EVENT CHARGE

In the event of a Default Event occurring, other than that established in clause 6.01(a), and until such Default Event is remedied or the Agreement is terminated, the Bank may apply to the Loan, as a penalty, an additional 1.50% to the compensatory interest rate established in Clause 2.05. The provisions of this clause do not imply a waiver of the compensation that the Borrower must pay for any damages suffered by the Bank in addition to the Default Event Charge.

CLAUSE 2.08: VOLUNTARY AND MANDATORY PREPAYMENTS

(a) Voluntary Prepayments

In accordance with the provisions of Clause 2.04 of the Agreement, the Loan shall be paid on the Payment Dates indicated in the Schedules. Notwithstanding the foregoing, the Borrower may voluntarily prepay the Loan at any time during the term of the Agreement, provided the following conditions are met:

(i) The Borrower must notify the Bank in writing and with at least thirty (30) calendar days’ notice of its intention to make a partial or total prepayment of the Loan. Prepayments may only be made on Payment Dates.

(ii) Partial prepayments shall be made in minimum amounts of US$1,000,000.00 (one million and 00/100 Dollars) and always in multiples of US$1,000,000.00 (one million and 00/100 Dollars) above said amount.

(iii) If a voluntary prepayment is made, a prepayment fee (the “Prepayment Fee”) shall be applied, depending on the year in which the voluntary prepayment is made, in accordance with the following table, which shall be applied to the principal amount of the Loan being prepaid:

Period	Commission

Up to the third anniversary of the Closing Date	2.00%

From the third anniversary of the Closing Date to the fifth anniversary of the Closing Date	1.50%

From the fifth anniversary of the Closing Date onwards	1.00%

The Prepayment Fee will not apply in case the Loan is prepaid, either partially or entirely, through loan structuring or facilities structured by the Bank.

(b) Mandatory Prepayments

The Borrower shall make mandatory prepayments of the Loan in the situations indicated in this subparagraph (b). In such mandatory prepayments, the Prepayment Fee will not apply. The prepayment shall be made in accordance with the payment mechanism established in the Flow Trust Agreement.

(i) Payments Derived from Insurance Policies: In the event of an occurrence of an insured event, loss, or destruction of the Real Estate for an amount equal to or greater than US$ 3,000,000.00 (Three Million and 00/100 Dollars), the Bank may apply the amount received from the respective Insurance Policies as prepayment of the Loan, for which it will be sufficient to send an instruction to the trustee of the Asset Trust to that effect.

In the event that: (a) the amount of the loss or destruction of the Real Estate is less than the amount indicated in the first paragraph of this subparagraph, or (b) notwithstanding that the amount of the loss or destruction of the Real Estate is equal to or greater than the amount indicated in the first paragraph of this subparagraph, as determined by the Bank, the amount received as indemnification will be delivered to the Borrower solely for: (x) the repair or reconstruction of the affected Real Estate or the acquisition or construction of new real estate, as applicable; or (y) working capital if so instructed by the Bank. For this purpose, the Bank undertakes to send an instruction to the trustee of the Asset Trust to transfer to the Borrower the amount received from the respective Insurance Policies as compensation.

(ii) Indemnifications: In the event the Borrower receives from any of its counterparts any indemnification related to the early termination of one or more Lease Agreements or a breach of any Agreement (including Lease Agreements), the Bank may, at its sole discretion, apply the amount received as such indemnification to the early repayment of the Loan, for which it will be sufficient to send an instruction to the trustee of the Flow Trust to that effect.

(iii) Payments for Expropriation: In the event the Borrower receives any type of payment for expropriation, confiscation, compulsory acquisition, seizure, nationalization, or any other action or event by the Republic of Peru regarding one or more of the Real Estate and receives compensation, the Bank may, at its sole discretion, apply said amount received to the early repayment of the Loan, for which it will be sufficient to send an instruction to the trustee of the Asset Trust to that effect.

(iv) Asset Sale: Notwithstanding what is established in subparagraph (e) of Clause 5.02, in the event of a sale, transfer, total or partial disposition, collectively, successively, or in a single act, of any fixed assets and/or assets of the Borrower in exchange for an amount equal to or greater than the sum of US$ 1,000,000.00 (One Million and 00/100 Dollars), the Bank may, to the extent that the disposition of such asset is not to replace it with another asset of similar quality, apply the amount received from said disposition to the early repayment of the Loan, for which it will be sufficient to send an instruction to the trustee of the Asset Trust or the Flow Trust, as applicable, to that effect. Any sum received from asset disposition for an amount less than US$ 1,000,000.00 (One Million and 00/100 Dollars) may be used for the substitution of said assets, without requiring prior authorization from the Bank.

(v) Sweep of Funds: In the event the Debt Service Coverage Ratio is less than 1.25x, the Borrower shall mandatorily allocate, on each Payment Date throughout the term of the non-compliance with said financial ratio, fifty percent (50%) of the Cash Surplus for the mandatory prepayment of the Loan, for which the Bank must instruct the Flow Trust trustee to transfer said sum to the account indicated by the Bank; and said amount shall be applied by the trustee in accordance with the provisions of the Flow Trust Agreement.

In the event any flows derived from the concepts indicated in the preceding subparagraphs are received directly by the Borrower or any of its subsidiaries or affiliates, the Borrower shall be obliged to deliver or cause to be delivered such amounts to the Flow Trust within no more than three (3) Business Days following the receipt of such funds.

(c) Common Provisions for all Prepayments

(i) In the event of a partial prepayment of the Loan, whether voluntary or mandatory, the Bank shall send to the Borrower, within ten (10) Business Days following the prepayment date, new Payment Schedules having recalculated the amounts to be paid on each Payment Date.

(ii) The Parties expressly agree that partial prepayments will not modify the Payment Dates but will reduce the amount of the Installments on each Payment Date on a pro-rata basis to the prepaid amount.

(iii) Prepayments, whether voluntary or mandatory, will be applied pari passu to the repayment of Tranche A and Tranche B.

(iv) Prepayments, whether voluntary or mandatory, will in no case be considered, nor may they be construed to exempt the Borrower from the payment of its other obligations under the Loan Documents.

CLAUSE 2.09: STRUCTURING FEE

The Borrower acknowledges the Structuring Fee that will apply to the Loan and agrees to pay it under the terms and conditions set forth in the Commitment Letter.

CLAUSE 2.10: TAXES

(a) All Taxes, current and/or future, which may be levied on the Loan, including its interests, expenses, and commissions, shall be borne exclusively by the Borrower. This Clause does not apply to the Income Tax (or any tax of similar nature, regardless of its denomination) levied on the Bank’s operations.

(b) The Borrower undertakes to reimburse the Bank for any new Taxes that the Bank must pay in relation to the Loan and/or the Loan Documents, including its interests, surcharges, fines, and penalties. The reimbursement shall be made within ten (10) calendar days following the date on which the Bank requests such reimbursement from the Borrower.

(c) All principal, interest, and expenses payments made by the Borrower to the Bank under the Loan Documents shall be made without deduction or withholding of existing or future Taxes or other Taxes applicable in Peru or abroad, if applicable. If the Borrower or the Bank is required to make any withholding or deduction for Taxes, the amounts paid to the Bank shall be increased by the amount necessary for the Bank to receive the total amount that would correspond if such Taxes did not exist.

(d) In cases where withholdings or deductions are related to payments of principal, interest, and expenses made by the Borrower to non-domiciled subjects in Peru as a result of any transfer or assignment made by the Bank under this Agreement, the Borrower may choose to assume the Income Tax levied on them, in which case it will not be necessary to increase the sums paid to said non-domiciled subjects. The assumption of the Income Tax shall proceed strictly in accordance with the provisions of Article 47 of the Income Tax Law.

(e) References to the Bank in this Clause 2.10 include any of its assignees or participants, whether domiciled or not domiciled for tax purposes in Peru.

CLAUSE 2.11: PROMISSORY NOTES

The disbursement of the Loan shall be evidenced by the issuance by the Borrower of a Promissory Note for each Tranche, representing the entirety of each Tranche.

The issuance of the Promissory Notes in favor of the Bank, their renewal, or extension shall not result in novation of the obligations assumed by the Borrower under the Agreement and/or the Loan Documents, and in no case shall it determine the extinction of the obligation, or the Guarantees constituted, even if such securities are impaired even due to the Bank’s fault. The Bank undertakes to return the Promissory Notes to the Borrower upon the cancellation of the Loan and of any sum owed to the Bank under the Agreement and/or the Loan Documents.

The Promissory Notes shall be delivered incomplete regarding their maturity date and the amount thereof. Said Promissory Notes shall be completed by the Bank according to the following rules:

(i) Each Promissory Note shall be completed by the Bank for the total amount stated in the debtor balance liquidation corresponding to each Tranche, which shall correspond to the total amount of the obligations derived from this Agreement that the Borrower owes to the Bank for each Tranche, as applicable, on the date the Borrower declares all the terms of the Agreement due for having triggered a Default Event. The liquidation shall include the amount of the principal of the corresponding Tranche, the corresponding compensatory interest of the applicable Tranche, the default interest, all the fees owed under this Agreement, and any other payment that the Borrower owes in accordance with the Agreement.

(ii) The Borrower agrees that, from the maturity date of each Promissory Note until its effective payment, the amount stated therein shall accrue compensatory interest equivalent to the Compensatory Interest - Tranche A and the Compensatory Interest - Tranche B, as applicable, and default interest at the rates agreed and with the amounts established in the Agreement. For the payment of default interest, the constitution of default shall not be necessary, as it shall be automatic.

(iii) The issuance date of the Promissory Notes shall be the Disbursement Date, or the date on which a Rights Assignment becomes effective in accordance with Clause Seven of the Loan Agreement. The Bank shall record as the maturity date of each Promissory Note the date of the declaration of maturity of the terms referred to in the previous paragraph (i).

(iv) Each Promissory Note shall be issued with the “without protest” clause. Notwithstanding the foregoing, the holder may protest it, with the Borrower bearing the expenses of such action.

(v) The Borrower authorizes the Bank to complete each Promissory Note as provided for in Statement No. G-0090-2001 or the regulations replacing it if the Bank declares all the terms of the Agreement due to having triggered a Default Event in accordance with Clause 6.02 of the Loan Agreement.

(vi) The Bank shall deliver to the Borrower a copy of each signed Promissory Note, and such delivery shall be acknowledged in a receipt.

(vii) The Bank undertakes not to transfer the Promissory Notes unless such transfer is made as part of a Rights Assignment provided for in Clause 7.06 of the Loan Agreement. In this regard, the Promissory Notes may be transferred, if what is established in said clause has been complied with (especially regarding the prior coordination that must be carried out with the Borrower). The Borrower shall not be obligated to issue new Promissory Notes in favor of the new creditor in the event of an assignment of the contractual position or an assignment of all rights under the Agreement.

(viii) In accordance with the provisions of Article 1279 of the Civil Code, the issuance, renewal, or other accessory change of each Promissory Note, including its substitution and/or replacement with another similar one, shall not constitute novation of the obligations established in the Agreement. The obligations contained in each Promissory Note shall not be extinguished even if, due to the Bank’s fault, such Promissory Note is impaired; this constitutes a pact against the provisions of Article 1233 of the Civil Code.

(ix) For the purpose of completing the Promissory Note, the Bank shall not require approval or consent from the Borrower or any third party, nor a resolution or judgment issued by a judge, court, or administrative authority. The Borrower expressly acknowledges the protective mechanisms granted by law regarding the issuance and acceptance of an incomplete promissory note.

CLAUSE 2.12: GUARANTEES

The fulfillment of the obligations arising from the Loan shall be guaranteed by:

-	The Assets Trust, established under the Assets Trust Agreement; and,

-	The Cash Flow Trust, established under the Cash Flow Trust Agreement.

The Guarantees are provided as support for the fulfillment of each and every obligation assumed by the Borrower in the Agreement and in the other Loan Documents in favor of the Bank, expressly declaring that the Guarantees are extended to guarantee the payment of any sum ordered to be paid in favor of the Bank by any arbitral award or judgment issued by any arbitrator, court, or tribunal, arising from the Agreement and the other Loan Documents, or from the remedies or protective mechanisms that, under the applicable law, the Bank may have against the Borrower.

SECTION III

LOAN CONDITIONS

CLAUSE 3.01: CONDITIONS FOR CLOSING

The following conditions must be met for the execution of the Agreement:

(a) That, in the Bank’s judgment, there has been no substantial adverse change in: (i) the local and/or international financial markets; and/or (ii) the political and/or economic situation of Peru.

(b) The credit approval of the Loan and other Loan Documents by the respective internal committees of the Bank.

(c) That the Bank has received from the Borrower, to its satisfaction: (i) a certified copy of the resolution of the competent corporate body approving the terms and conditions of this operation and authorizing the representatives who will sign the Loan Documents, and (ii) a copy of the request for registration in public records of such powers granted to the representatives of the Borrower who will sign the Loan Documents.

(d) That the Bank has, to its entire satisfaction: (i) received the report and legal due diligence questionnaires from the Borrower, (ii) received a signed copy by the Borrower of the affidavit regarding the due diligence report, and (iii) conducted a financial due diligence of the Borrower.

(e) That all Loan Documents (except the Promissory Notes) have been executed to the entire satisfaction of the Bank.

(f) That the Bank has received from the Borrower the Commitment Letter duly executed to its entire satisfaction.

(g) That the Borrower has submitted to the Bank a copy of its audited financial statements for the last fiscal year and the latest interim financial statements and that since the date of such financial statements, no material adverse change has occurred, in the Bank’s judgment, in the business, operational capacity, financial condition, or results of the Borrower.

(h) That on the Closing Date, there is no event, in the Bank’s judgment, which may be considered to have a Material Adverse Effect.

(i) That the representations and warranties made by the Borrower and set forth in clause 4.01 are complete, true, and accurate in their entirety, and remain in effect.

CLAUSE 3.02: CONDITIONS FOR DISBURSEMENT OF THE LOAN

The disbursement of the Loan shall be subject to the satisfaction by the Borrower and to the satisfaction of the Bank, of each one of the following conditions precedents:

(a) That, in the Bank’s judgment, there has been no substantial change in: (i) the local and/or international financial markets; and/or (ii) the political and/or economic situation of Peru.

(b) That there has been no occurrence of any event that results in a change in the direct ownership structure of the Borrower or that results in a change in the indirect ownership structure of the Borrower that triggers a Change of Control.

(c) That, in the Bank’s judgment, there has been no occurrence of any event affecting the legal or financial status of the Borrower in such a manner that a Material Adverse Effect could be triggered.

(d) That there is no Event of Default or any default or event in general that, with notice or the passage of time, or both, would become an Event of Default.

(e) That the representations and warranties made by the Borrower and set forth in clause 4.01 are complete, true, and accurate in their entirety, and remain in effect.

(f) That the Promissory Notes referred to in Clause 2.11 of the Agreement have been issued and delivered.

(g) That the Borrower has delivered to the Bank a Disbursement Notice signed by its general manager or authorized legal representative whose submission by the Borrower and its acceptance confirms compliance with the foregoing conditions referred to in the preceding subparagraphs (d) and (e).

(h) That the Borrower has paid the Structuring Fee and the applicable expenses as provided in the Commitment Letter, the Agreement, and/or the Loan Documents.

(i) That the Bank has received an instruction letter from the Borrower to make, on account of the Loan Disbursement, the payment of: (i) the Structuring Fee owed to the Bank; and (ii) the previously agreed fees to legal advisors and other advisors, if applicable.

(j) That the Borrower is in compliance with all its obligations under the Loan Documents.

(k) That the legal advisors of the Bank and the Borrower have each provided the Bank with a legal opinion regarding the Borrower’s capacity to execute the Loan Documents and the validity and enforceability of the Loan Documents.

(l) That the Borrower has: (i) informed the Bank of the appointment of an Appraiser chosen by the Bank to conduct appraisals of the Real Estate Properties, in accordance with the terms of the Assets Trust Agreement, and (ii) provided the Bank with final appraisal reports of the Real Estate Properties.

(m) That the Disbursement Accounts have been opened, in accordance with the terms of the Cash Flow Trust Agreement.

(n) That the Borrower has subordinated all its obligations to shareholders, partners, and/or affiliates to the satisfaction of the Bank.

If any of the foregoing conditions precedent are not met, the Bank, without any liability, shall be entitled to suspend and/or deny the Disbursement, and the Borrower shall have no right to make any claim against the Bank.

SECTION IV

REPRESENTATIONS AND WARRANTIES

CLAUSE 4.01: REPRESENTATIONS AND WARRANTIES

On the Closing Date and the Disbursement Date, the Borrower represents and warrants to the Bank that:

(a) It is a validly constituted and existing entity under Peruvian laws and has all powers and authority required to conduct its business, to own its properties, and to fulfill the rights and obligations under the Agreement.

(b) The execution of the Agreement and the Loan Documents, and the performance of its obligations thereunder are within its corporate powers, have been duly authorized by the appropriate corporate bodies, and do not violate or contravene: (i) its bylaws; (ii) any law, decree, regulation, or any other legal norm applicable to it; any order, judgment, award, resolution of any judicial, arbitral, or other court or administrative authority applicable to it and that has been communicated or notified to it; or (iii) any Agreement, instrument, or other commitment to which the Borrower is a party or to whose terms and conditions it is bound, in a manner that could affect its ability to comply with the obligations assumed under the Agreement or its current economic and/or financial situation.

(c) Each of the Loan Documents has been validly executed and contains valid and legally enforceable obligations in accordance with its terms.

(d) No authorization or approval of or notice to any Governmental Authority is required for the due execution and performance by the Borrower of the Agreement.

(e) It is not aware of any proceedings or mandates, whether pending or imminent, in judicial, administrative, or arbitral proceedings, which could reasonably be expected to have a Material Adverse Effect.

(f) The financial statements delivered to the Bank are the latest approved ones and fairly represent the financial condition and results of operations of the Borrower in accordance with IFRS and applied consistently, and that, since the date of such financial statements, there has been no material adverse change in such conditions or operations that affects or could affect the Borrower’s ability to meet its obligations under the Agreement.

(g) To its knowledge, it is not in violation of any laws, decrees, regulations, or any other applicable legal norm, nor are there any court or extrajudicial or administrative rulings or judgments against the Borrower that could have a Material Adverse Effect in the future or affect the legality, validity, or performance of the Agreement.

(h) To its knowledge, it is not in default regarding any burdens, duties, commitments, or material contractual obligations, nor has any event occurred that would allow the acceleration of terms and the enforceability of its obligations under one or more Agreements validly entered into with third parties, the breach or occurrence of which could generate a Material Adverse Effect.

(i) It has complied with its formal and substantial tax obligations, or it has filed a claim against a tax assessment or penalties that the Borrower considers unwarranted and has adequate accounting provisions for this purpose in accordance with IFRS.

(j) No information, report, or attachment provided by the Borrower to the Bank in connection with the negotiation of the Agreement or pursuant to its terms contains, to the Borrower’s knowledge, falsehood or material inaccuracy regarding facts or omits any necessary and relevant information regarding the Borrower.

(k) The Borrower has provided and facilitated to the Bank all information within its knowledge related to any other Agreement, agreement, or operation, fact, and/or circumstance related to the Use of Funds - Tranche A and the Use of Funds - Tranche B that could in any way have a Material Adverse Effect.

(l) The Borrower is subject to the general legal framework, and it does not have any kind of immunity or special privilege in the event of resorting to the jurisdictional organs.

(m) It has all necessary legal and regulatory authorizations for the normal performance of its operations.

(n) The Borrower is not in breach of the rules regulating and protecting the environment applicable to it.

(o) It expressly acknowledges and agrees that the Bank’s failure to exercise any of the rights and powers established in the Agreement does not imply the waiver or loss of such rights, and the Bank may exercise them at any time.

(p) The Borrower, its subsidiaries, and Representatives have not engaged in or are being investigated for acts of corruption and/or bribery, illegal or improper practices regarding any national or foreign authority, and have not provided payments, gifts, promises of payment, advantages, present or future personal benefits, or similar contrary to law to Public Servants for obtaining permits, licenses, approvals, authorizations, rights, or privileges that could benefit the Borrower or third parties.

(q) The Borrower, its subsidiaries, and Representatives are not under investigation or have committed or are linked to crimes against public administration, money laundering, illicit drug trafficking, and/or terrorism financing in Peru or abroad.

(r) The business and movable and immovable property of the Borrower have not been affected or remain affected by force majeure events, such as fire, explosion, accidents, pandemics, strikes, lockouts, or any other significant labor issue, drought, storm, hail, earthquakes, seizures, or similar, that materially and negatively affect the Borrower or its respective operations, or that could produce a Material Adverse Effect.

(s) The payment of the Loan is not or will not be subordinated in priority, rank, or payment to any other debt or obligation, incurred before or after the Closing Date, except for those preferential obligations according to the applicable laws in liquidation or bankruptcy scenarios, and maintains and will continue to maintain at least pari passu status with respect to other non-subordinated secured debts.

(t) The Borrower does not have any financial debt with any shareholder, partner, director, administrator, officer, affiliate, and/or subsidiary.

SECTION V

OBLIGATIONS TO DO, NOT TO DO, AND FINANCIAL OBLIGATIONS

CLAUSE 5.01: OBLIGATIONS TO PERFORM

The Borrower undertakes to the Bank specifically, while any amount under the Agreement remains outstanding, the following positive obligations or obligations to perform (unless otherwise authorized by the Bank in express written form):

(a) To provide the Bank with the following documentation:

(i) Annual audited financial statements within one hundred twenty (120) calendar days following the close of each fiscal year.

(ii) Quarterly financial statements within forty-five (45) calendar days following March 31, June 30, September 30, and December 31 of each year during the term of the Agreement.

(iii) The Compliance Certificate regarding the Obligations to Perform, Non-Performance Obligations, and Financial Obligations in the format attached in Annex V, within forty-five (45) calendar days following March 31, June 30, September 30, and December 31 of each year during the term of the Agreement.

(b) To inform the Bank within a maximum period of three (3) Business Days of the occurrence of the following:

(i) Any action or proceeding or attachment or seizure over any of its assets, or its existing and future income flows, before any judicial or arbitral court, or before any administrative or municipal entity that generates a Material Adverse Effect.

(ii) If it has been initiated or has become aware that it is about to be initiated any bankruptcy or insolvency proceeding or that it has incurred in a case that merits a request to commence bankruptcy or other insolvency process before INDECOPI.

(iii) Any event that could have a Material Adverse Effect.

(iv) The occurrence of one or more Events of Default and/or a situation in which the Representations and Warranties contained in Clause 4.01 of this Agreement cease to be true or accurate.

(v) The early termination or acceleration of terms and the enforceability of its obligations under: (x) one or more of its Agreements entered with third parties that may have a Material Adverse Effect, and/or (y) one or more Lease Agreements.

(c) To keep its books and accounting records in accordance with IFRS.

(d) To comply with all obligations contained in current legal regulations and contractual provisions applicable to it, including those related to Taxes, social security, labor and pension regime, environment, and in general any applicable legal provision, as well as the requirements of Governmental Authorities, except for those obligations whose non-compliance does not generate a Material Adverse Effect.

(e) To comply with all contractual obligations arising from the Lease Agreements.

(f) To comply with the payment of all Taxes in accordance with the legislation of Peru, those currently established or to be established in the future.

(g) To maintain the obligations of the Agreement on similar terms, privileges, and rank, at least pari passu, with respect to any other present or future secured obligation contracted by the Borrower, except those whose claims are preferred based on a general application norm on asset restructuring, bankruptcy, insolvency, asset recovery, liquidation, or similar.

(h) To allow the Bank’s representatives to visit and inspect all operations and/or businesses, accounting books, corporate books, Agreements, and tax records, copy extracts, and discuss business, assets, financial, legal, or economic situation, operating results, or prospects with the Borrower’s officers on occasions reasonably required by the Bank upon prior coordination with the Borrower with at least five (5) Business Days’ notice, as well as to provide the Bank with all information reasonably requested.

(i) To preserve, maintain, and, if applicable, obtain: (i) its corporate existence as a legal entity, maintaining its corporate purpose and main business; (ii) the permits, concessions, licenses, approvals, registrations, privileges required for the conduct of its businesses; and (iii) the Agreements necessary to maintain the continuity of substantial operations in the manner currently conducted, unless such Agreements are replaced by others that are substantially equivalent or superior.

(j) To keep its assets, including those transferred to the Asset Trust, in good condition, and to make the necessary repairs and replacements for such assets, which must be properly insured by insurance companies with a first-rate risk rating, maintaining such insurance - including expressly the Insurance Policies - in force during the term of this Agreement and the Loan Documents.

(k) To endorse the Insurance Policies in favor of the Asset Trust, in accordance with the terms of the Asset Trust Agreement, within six (6) Business Days following the execution by the Existing Lender of the public deed for the release of the Existing Mortgage.

(l) To formalize and register, within sixty (60) calendar days from the Closing Date, the Guarantees constituted in accordance with Clause 2.11 of the Agreement in the corresponding Public Registries, expressly including the Chattel Mortgage Registry and the Real Estate Property Registry.

(m) To maintain the minimum coverage ratios established for the Guarantees.

(n) To subordinate all debts, financial or for services rendered or other obligations of any nature, with existing and future shareholders, partners, and/or affiliates to the obligations of the Borrower contained in this Agreement and the Loan Documents.

(o) To send to the Bank, on the Disbursement Date, the evidence of the total repayment of the Existing Loan, in accordance with the terms of the Flow Trust Agreement.

(p) To ensure: (i) the execution by the Existing Lender and the Borrower of the public deed for the release and cancellation of the Existing Guarantees within three (3) Business Days following the Disbursement Date; and (ii) the registration in the corresponding Public Registries of the release and cancellation of the Existing Guarantees within thirty (30) Business Days following the Disbursement Date. The Borrower will deliver to the Bank the registration entries in the corresponding Public Registries of such releases and cancellations within two (2) Business Days following each registration.

(q) To update the valuations of the assets transferred to the Asset Trust annually, in accordance with the terms of the Asset Trust Agreement.

(r) At each opportunity when Tranche B funds are used for the Use of Funds - Tranche B, to present to the Bank, within 2 (two) Business Days following the use of such funds, informative documentation supporting such use.

(s) To always maintain the commercial value of the Real Estate properties transferred to the Asset Trust at an amount equivalent to at least 1.5 times the balance of the amounts owed by the Borrower

(x) The Borrower shall request, within twenty (20) Business Days following the Closing Date, before the District Municipality of Lurin, the work compliance and building declaration of the buildings executed in the Logistic Park in accordance with Building Licenses No. 308-2021-SGOPR-GDU-ML, 153-2017-SGLAU-GDUGT/ML, 002-2019-SGOPR-GDU/ML, 293-2021-SGOPR-GDU-MP, and 158-2020-SGOPR-GDU/ML. Likewise, the Borrower shall obtain the work compliance within a period of two (02) months counted from the Closing Date. Said period may be extended at the request of the Borrower, at the Bank’s discretion, in case the delay in obtaining the work compliance is not attributable to the Borrower. Within a maximum period of five (05) Business Days from obtaining the work compliance and building declaration, the Borrower shall submit to SUNARP the registration of the building declaration of the buildings and shall obtain the registration thereof within a maximum period of three (03) months counted from the submission to SUNARP referred to above.

(y) The Borrower shall send, within two (02) Business Days following the Closing Date, a copy of the proof of submission of the relevant documents for registration in the public records of the Guarantees.

(z) The Borrower shall send, within twenty (20) Business Days following the Closing Date, a copy of the registration entry in public records of the powers of attorney granted to the legal representatives of the Borrower for the execution of the Loan Documents, in accordance with the provisions of clause 3.01(c).

(aa) The Borrower and the Bank shall use their best efforts to, within a period not exceeding ninety (90) calendar days from the Closing Date, execute an amendment to this Agreement incorporating the necessary clauses for the Loan to have a “sustainable loan” typology, subject to compliance with the Key Performance Indicator(s) (KPIs) to be mutually agreed upon and determined in accordance with an external sustainability advisor.

CLAUSE 5.02: NON-PERFORMANCE OBLIGATIONS

The Borrower undertakes to the Bank specifically, while any amount owed to the Bank under the Agreement remains outstanding, the following obligations of non-performance (unless otherwise authorized by the Bank in express written form):

(a) The Borrower shall not agree to the direct or indirect distribution of profits, reduce its share capital, pay dividends either in cash or in kind, make deliveries of movable or immovable property, money, rights, obligations, securities, and other participation in the company’s capital, nor pay subordinate loans or loans from shareholders, partners, and/or affiliates when it has incurred in a Default Event and while it remains in effect.

(b) Not to grant financings or guarantees or other guarantees to third parties, including related companies, for a total amount exceeding US$ 250,000.00 (two hundred fifty thousand and 00/100 Dollars) or its equivalent in Soles, in addition to those that are outstanding at the Closing Date, unless prior written authorization is obtained from the Bank.

(c) With the exception of subordinated debts and obligations referred to in clause 5.01(n) above, refrain from assuming new indebtedness without prior written authorization from the Bank, except for Financial Debt with a term of less than 360 (three hundred sixty) days and for aggregate amounts less than US$ 500,000.00 (five hundred thousand and 00/100 Dollars) or its equivalent in Soles.

(d) Not to dispose of in any way assets that are relevant to the Borrower’s operations unless prior written authorization is obtained from the Bank.

(e) Not to donate, lease, leaseback, lend, create movable collateral, mortgage, antichresis, constitute a right of way, and in general, dispose of, constitute a guarantee, or encumber in any way the movable and immovable property, income, credits, and other rights of the Borrower in favor of third parties, unless these are Guarantees or the Borrower has the prior written consent of the Bank. This obligation shall be excepted in the following cases: (i) when it concerns inventory assets, (ii) when it concerns obsolete assets (those whose book value equals zero), and (iii) when the operations regulated here (x) do not exceed the amount of US$250,000.00 (two hundred fifty thousand and 00/100 Dollars) or its equivalent in Soles and (y) do not result in a breach of the Guarantee Coverage Ratio.

(f) Not to enter operating leases for a total amount exceeding US$ 250,000.00 (two hundred fifty thousand and 00/100 Dollars) or its equivalent in Soles, without prior written authorization from the Bank.

(g) Not to make any significant changes to the main business line and/or that alter the nature of the main business, unless prior written authorization is obtained from the Bank.

(h) Not to subordinate the Loan to other obligations that the Borrower may have to third parties or to others assumed after the Agreement.

(i) Not to transfer, delegate, or assign the Loan, its contractual position, or any of the rights and/or obligations related thereto, under any modality, without the prior written authorization of the Bank.

(j) Not to merge, split, consolidate, transfer its productive fixed assets, acquire other businesses, or carry out any type of reorganization authorized by law, regardless of its activity, without the prior written authorization of the Bank.

(k) Not to participate, without the prior written authorization of the Bank, in processes that may cause (i) a change in the direct ownership structure of the Borrower; and/or (ii) a change in the indirect ownership structure of the Borrower that results in a Change of Control.

(l) Not to pay its directors, authorities, and employees, fees and remunerations or other benefits that are not in compliance with current legal provisions, or that depart from the practices consistently used by the Borrower in the past, in the latter case, to the extent that such payments are expected to generate a Material Adverse Effect or a Default Event.

(m) Not to make significant changes to accounting policies and practices, unless required by IFRS or abroad.

(n) Not to enter into Agreements of any nature with its subsidiaries or affiliates in which the consideration stipulated is less favorable to the Borrower than those prevailing in the market.

(o) Not to enter into loan agreements and/or Agreements with its subsidiaries or affiliates that are not domiciled in the Republic of Peru for a cumulative maximum amount of US$ 1,000,000.00 (one million and 00/100 Dollars). Not applicable for the use of Tranche B funds.

(p) Not to enter into agreements and/or Agreements with its subsidiaries or affiliates that are not at market conditions and value.

(q) Not to generate assets (short or long-term accounts receivable, deposits, or others) with related companies except in the ordinary course of the Borrower’s business.

(r) Not to allocate the Loan funds to uses other than the Use of Funds - Tranche A, and the Use of Funds - Tranche B, as appropriate.

(s) Not to make investments - other than the Use of Funds - Tranche B - in amounts exceeding US$

1,000,000.00 (one million and 00/100 Dollars) or its equivalent in Soles unless prior written authorization is obtained from the Bank.

(t) Not to terminate in advance any Lease Agreements, without prior written authorization from the Bank.

(u) Not to engage in acts of corruption, bribery, or illegal or improper acts or practices regarding any national or foreign Government Authority. Not to grant payments, gifts, promises of payment, advantages, present or future personal benefits, or like Public Servants contrary to law for obtaining consents, permits, licenses, approvals, authorizations, or rights or privileges that could benefit the Borrower or third parties.

(v) To ensure that its Representatives and subsidiaries do not engage in acts of corruption, bribery, or illegal or improper acts or practices regarding any national or foreign Government Authority for the benefit of the Borrower, subsidiaries, or related parties.

(w) Not to commit and not to be involved in the commission of crimes against public administration, money laundering, illicit drug trafficking, and/or terrorism financing in Peru and abroad.

CLAUSE 5.03: FINANCIAL OBLIGATIONS

The Borrower undertakes to the Bank specifically, while any amount owed to the Bank under the Agreement and/or Loan Documents remains outstanding, the following Financial Obligations:

1. Debt Service Coverage Ratio not less than 1.25x.

2. Equity Ratio not less than 0.4x.

Compliance with the Financial Obligations shall be verified by the Bank at the end of each semester ending on June 30th and December 31st. To calculate the Financial Obligations, the figures from the Borrower’s individual Income Statement for the last two (2) preceding semesters prior to the closing date of each semester, as well as the figures from the individual Balance Sheet as of that date, shall be considered.

SECTION VI

BREACH

CLAUSE 6.01: DEFAULT EVENTS

Any of the following events shall constitute a Default Event under the Agreement and/or Loan Documents:

a) If on any Payment Date or other relevant date established in the Loan Documents, the Borrower fails to timely pay any Installments or any other sum under the Agreement and/or Loan Documents other than Installments, including but not limited to fees, expenses, and Taxes. In this case, no notice shall be required, as provided for in Article 1333° of the Civil Code. Therefore, upon Borrower’s default, it shall automatically be deemed to be in default.

b) Falsehood or inaccuracy in any of the representations and warranties made by the Borrower in any of the Loan Documents and/or in the sworn statement regarding the due diligence report referred to in subparagraph (ii) of clause 3.01(d), and especially those detailed in Section IV of the Agreement, and/or in the information and documents provided by the Borrower to the Bank.

c) When the Agreement or any of the other Loan Documents are terminated and/or declared null and/or void and/or invalid and/or ineffective by a competent authority.

d) In case any Guarantees granted in favor of the Bank are declared null or void or invalid or ineffective, except, in the event that such nullity, invalidity or ineffectiveness has been requested by the Borrower or one of its affiliates, that they are replaced by other guarantees of similar coverage to the satisfaction of the Bank within a period not exceeding thirty (30) Business Days following said declaration.

e) The Borrower uses the proceeds from Tranche A and/or Tranche B for purposes other than the Use of Funds - Tranche A and Use of Funds - Tranche B, respectively.

f) Default by the Borrower in any of the Financial Obligations, Positive Obligations, or Negative Obligations.

g) Breach of any commitment or obligation established in the Loan Documents.

h) Default of any obligation assumed under any other Agreement, agreement, and/or agreement entered with any third party for amounts individually or jointly exceeding US$ 1,000,000.00 (one million and 00/100 Dollars). It shall also be considered a Default Event if any Agreement, and/or contract entered by the Borrower for amounts individually or jointly exceeding US$ 1,000,000.00 (one million and 00/100 Dollars) is accelerated or terminated.

i) Default by the Borrower of any obligations assumed with the Bank and/or its related companies in any other Agreement signed other than the Agreement and/or the Loan Documents or operation in force during the term of the Agreement.

j) Initiation of bankruptcy proceedings against the Borrower and such proceedings not being annulled within a period of forty-five (45) calendar days from the initiation of the proceedings, with said period being extendable by fifteen (15) additional days, at the Bank’s discretion, if the Borrower requests it and has previously provided the Bank, to its satisfaction, with a legal opinion from a top-tier law firm supporting the need to extend the aforementioned period in order to validly annul the ongoing bankruptcy proceedings. This clause encompasses any process aimed at declaring it insolvent or bankrupt, or liquidating, dividing, restructuring it; or for the purpose of appointing a trustee, fiduciary, custodian, or similar regarding the Borrower.

k) If the assets, business, or activities of the Borrower, either in whole or in substantial part, are expropriated, nationalized, seized, intervened, or any other action or event arising from governmental decisions; or if any measure is taken that displaces the management of the Borrower or limits its authority in carrying out its business.

l) If the Borrower acknowledges its inability to pay its debts or voluntarily initiates any bankruptcy proceedings before the competent authority.

m) If (i) a judgment, arbitral award, or final and unappealable order is issued against the Borrower for an amount exceeding US$ 500,000.00 (five hundred thousand and 00/100 Dollars) or its equivalent in Soles; (ii) an attachment or similar process is imposed or executed against any of the Borrower’s assets for an amount exceeding US$ 500,000.00 (five hundred thousand and 00/100 Dollars); or (iii) the Borrower fails to comply with the execution of any judicial, arbitral, or administrative decision, after exhausting the corresponding appeals for an amount exceeding US$ 500,000.00 (five hundred thousand and 00/100 Dollars) or its equivalent in Soles.

n) If the Borrower and/or its shareholders or partners agree to dissolve the company.

o) If the Borrower fails to keep valid the authorizations, licenses, permits, and other rights granted to it by the State or by any competent authority for the development of its activities and operations that constitute its corporate purpose.

p) If a change in the direct ownership structure of the Borrower is agreed upon without the prior express written consent of the Bank and/or if a change in the indirect ownership structure of the Borrower occurs resulting in a Change of Control.

q) If any event or any act, fact, or circumstance occurs that generates or may generate a Material Adverse Effect.

CLAUSE 6.02: CONSEQUENCE OF DEFAULT EVENT

In the event that any of the Default Events described in the preceding Clause 6.01 occurs, the Bank may, by operation of law, declare this Agreement terminated, in accordance with the provisions of Article 1430° of the Civil Code, by means of written communication sent by notarial means to the Borrower, and/or accelerate the Loan, accompanying the liquidation of the outstanding balance referred to in paragraph 7 of Article 132c of the General Law, without the need for any other communication or formality, with all deadlines being deemed expired and immediate payment of the amounts owed being demanded; in which case the Bank shall have the right to execute and/or judicially demand the cancellation of the entire sums owed, including the execution of the Promissory Notes issued as a result of the Loan Disbursement, and the Guarantees that back it.

The Bank’s delay in exercising this right shall not, in any case, imply a waiver thereof.

In the event contemplated in the first paragraph of this clause and as long as the Bank does not collect the full amounts owed by the Borrower, including the payment of penalties, fees, expenses, professional fees, costs and court costs, collection costs, accrued or to be accrued, compensatory and default interest at the rates established in this Agreement shall apply to said debt.

Additionally, from the occurrence of the Default Event until the Agreement is remedied or resolved, the Bank shall apply the Event(s) of Default Charge, as indicated in Clause 2.07.

The termination of this Agreement in no way affects the Guarantees granted in favor of the Bank, which shall remain in full force and effect until full payment of the obligations owed by the Borrower.

SECTION VII

MISCELLANEOUS

CLAUSE 7.01: AMENDMENTS

No amendment or modification regarding any obligation related to the Loan Documents shall under any circumstances be effective unless such amendment or modification is signed by the Parties. The Bank may grant waivers or consents to waive the Borrower’s compliance with any obligation, in which case it shall suffice for them to be granted in writing by the Bank, without requiring the Borrower’s signature.

The Bank’s failure to exercise, or any delay in exercising any right, power, or waiver under the Loan Documents shall not be deemed a waiver of such rights, powers, or waivers, and any single or partial execution of such rights, powers, or waivers shall not be deemed a waiver of the exercise of any other right, power, or waiver. The waivers granted are cumulative and not exclusive of any other waiver granted by law.

CLAUSE 7.02: COMMUNICATIONS

Any notification, request, demand, consent, designation, direction, instruction, certificate, or other communication occurring under the Agreement shall be made in writing and sent personally or by email (with confirmation of receipt) to the persons designated in Annex VII of the Agreement, at the addresses and email addresses stated therein.

Any variation of the information previously indicated shall be communicated in writing to the other Party with an advance notice of ten (10) calendar days, without which such variation shall have no legal effect.

Any notification delivered by:

(a) Personal delivery or delivery service, with evidence of delivery, shall be deemed delivered on the date of receipt thereof.

(b) By email, it shall be deemed delivered on the date of receipt of the corresponding email, provided that such email is sent before 6:00 p.m. local time on a Business Day at the place of receipt, or if sent after 6:00 p.m. local time or on a day that is not a Business Day, such email shall be deemed delivered on the next Business Day.

CLAUSE 7.03: DELAYS IN COMMUNICATIONS

The Parties expressly agree that the Bank shall not be liable for any damage or harm caused or that may be caused as a result of any delay in responding to any request, inquiry, or requirement made by the Borrower or any third party, in accordance with the terms established in the Agreement, except in cases of fraud or gross negligence; however, the Bank shall make its best effort to respond promptly.

CLAUSE 7.04: COSTS AND EXPENSES

Except for provisions to the contrary established in the Agreement, all payments that must be made under the Loan Documents shall be borne and paid by the Borrower, including the granting of the public deed generated by this draft, the granting of the public deed of the Loan Documents, payment of legal advisor fees, notarial fees, and fees for fiduciary services, payment of registration fees, and any other costs or expenses that must be incurred under the Loan Documents.

CLAUSE 7.05: APPLICABLE LEGISLATION

(a) In all matters not provided for in this document, the Agreement shall be governed by the laws in force in Peru.

(b) Likewise, any reference to specific legislation or regulation contained in the Agreement shall be understood to refer to the laws in force in Peru.

CLAUSE 7.06: ASSIGNMENT OF RIGHTS

The Borrower expressly and in advance agrees and accepts that the Bank may assign, in whole or in part, in favor of any person, or even to other financial institutions, whether Peruvian or foreign, its position in the Agreement and other Loan Documents, as well as any rights derived therefrom. The Borrower shall not be responsible for the costs incurred in formalizing the assignment under this Clause. The assignment that occurs may take the form of an assignment of contractual position or an assignment of rights.

As soon as the assignment occurs and within fifteen (15) Business Days thereof, the Bank shall notify the Borrower, indicating the name of the assignee and their participation in the assigned Loan.

For these purposes, the Parties agree that the Assignment of Rights shall take effect from the date on which the Borrower is notified with a Notice of Assignment.

CLAUSE 7.07: SEVERABILITY

The Parties acknowledge that the sections of the Agreement are severable and that the nullity of one or more of them shall not affect the remaining ones if the essence of the Agreement is maintained. If any section of the Agreement is declared null, the Parties shall make every reasonable effort to devise and implement a legally valid solution that achieves the result closest to that sought to be obtained with the null clause or section.

CLAUSE 7.08: WAIVER OR DELAY IN EXERCISING RIGHTS

If at any time the Bank fails to demand from the Borrower the fulfillment or rectification of partial, late, or defective compliance with any obligation under the Agreement and/or the Loan Documents, this shall not be construed as an express or implied waiver of demanding such compliance or rectification subsequently, before the breach is remedied and/or the rectification has occurred, or at a future opportunity, in case of partial, late, or defective compliance or breach of any other obligation under the Agreement and/or the Loan Documents.

CLAUSE 7.09: ENTIRE AGREEMENT

This Agreement constitutes the entire agreement of the Parties with respect to its subject matter and supersedes all prior agreements, written or oral, that may exist between them, unless expressly stipulated otherwise in said instrument.

CLAUSE 7.10: INCREASE IN COSTS CLAUSE

If due to any change in (i) the applicable regulations applicable to the Agreement and/or the Loan Documents on the Closing Date, (ii) any legal requirement or the interpretation or application thereof, or (iii) any guideline, request or mandate (whether legal or not) from any central bank or similar national or foreign entity or other Governmental Authority, as the case may be, issued after the Closing Date:

(i) Any reserve, special deposit, or similar requirement is imposed, modified, or made applicable against the assets held by deposits or other liabilities for disbursements, loans, or other credits, or any other acquisition of funds, made by any office of the Bank that was not included in the determination of the interest rate applicable to Tranche A and/or Tranche B; or,

(ii) Any other condition directly related to any advance made under the Agreement or the obtaining of funds for it is imposed on the Bank; the Bank’s funding rate is increased; and the result of any of the circumstances described above increases the Bank’s cost, in an amount that the Bank considers substantial to make or maintain the Loan; or any amount receivable under this Agreement fixed as of the Closing Date is reduced; then:

(a) The Bank shall notify the Borrower in writing of any of the events detailing the additional amounts and/or charges generated as a result of the imposition described in subparagraphs (i) and (ii) above, in order for the Parties to reach an agreement.

(b) If thirty (30) calendar days have elapsed since the receipt of the communication without the Borrower having replied to the Bank’s communication, the Bank shall have the right to request prepayment of the Loan balance within the thirty (30) calendar days following the submission of such request.

CLAUSE 7.11: CONFIDENTIALITY

The Bank, the Borrower, and the third parties involved in the Agreement, as well as the personnel and officials of each of these, are prohibited from disclosing any information regarding any of the Parties that has not been disclosed to the public, provided exclusively for the celebration of the Agreement, without the prior written consent of the Borrower or the Bank, unless (i) they are its directors, officials, employees, agents, external legal advisors, and counselors, and in such case, informing such individuals of the confidential nature of such information, or (ii) potential participants or assignees of the transaction, and, in such case, informing such advisors or potential participants of the confidential nature of such information, or (iii) disclosure of such information is required by a Governmental Authority within the current legal framework, or is required to disclose such information in compliance with securities market regulations.

Notwithstanding the foregoing, the Parties agree that they may publicize the Loan subject to the Agreement, therefore mutually authorizing each other to use the distinctive signs of the other party solely for these purposes.

CLAUSE 7.12: INDEMNIFICATION

The Borrower undertakes to indemnify and hold harmless the Bank and its respective affiliates and subsidiaries, and their respective officers, directors, representatives, employees, and agents (each, an “Indemnified Person”) against any damage, claim, loss, liability, debt, and expenses (including fees and advisory expenses) incurred by any of them as a result of, arising from, or directly or indirectly related to the Loan Documents, except in the case of losses, claims, damages, debts, and expenses resulting from willful misconduct or fault attributable to an Indemnified Person, as determined by a final and unappealable decision of a competent court.

In the event that any Indemnified Person is involved in any action, proceeding, or judicial or administrative investigation arising from the activities carried out pursuant to this Agreement, the Borrower shall reimburse them for legal and/or other expenses incurred for the defense of such Indemnified Persons against such actions, proceedings, or investigations, unless such action, proceeding, or investigation is a result of fault or willful misconduct of the Indemnified Person, duly determined by a final and unappealable decision of a competent court.

CLAUSE 7.13: SET-OFF

The Borrower shall have the right to set off any obligation it has in favor of the Bank arising from this Loan against the overdue, due, and payable obligations owed by the Bank, with such set-off having canceling effects up to the amount set off.

CLAUSE 7.14: DISPUTE RESOLUTION

(a) Except as provided in subparagraphs (b) and (c) below, any difference, dispute, litigation, or claim arising between the Parties regarding the interpretation, execution, resolution, termination, effectiveness, nullity, voidability, or validity of the Agreement, which cannot be resolved by mutual agreement between them, shall be submitted to arbitration.

The arbitrators shall be three, of which the Bank shall appoint one arbitrator and the Borrower shall appoint another arbitrator. If there are multiple entities on one side, the appointment of the arbitrator shall be made collectively. The appointment of the first arbitrator shall be made with the arbitration request, and the appointment of the second arbitrator within fifteen (15) calendar days from receipt of the arbitration request by the party requesting arbitration. The two arbitrators thus appointed shall appoint the third arbitrator, who shall preside over the arbitral tribunal. If the party required to arbitrate fails to appoint the arbitrator within fifteen (15) calendar days from receipt of the arbitration request, or if within a period of fifteen (15) calendar days from the appointment of the last arbitrator, the two arbitrators fail to agree on the appointment of the third arbitrator, the appointment shall be made, at the request of either Party, by the National and International Conciliation and Arbitration Center of the Lima Chamber of Commerce (“CCL”).

If, for any reason, a substitute arbitrator must be appointed, this shall be done following the same procedure set forth in this Clause for the appointment of the arbitrator being replaced.

The rules applicable to the arbitration shall be those of the Arbitration Rules of the CCL, and the language of the arbitration shall be Spanish.

The arbitration shall take place in the city of Lima, at the place determined by the arbitral tribunal.

The arbitral tribunal shall have a period of one hundred twenty (120) Business Days from its installation to issue the respective arbitral award, which shall be final and unappealable. Likewise, the arbitral tribunal may be entrusted with precisely determining the dispute and may grant an extension if necessary to issue the award.

In the event that either Party files a motion to set aside the arbitral award requesting the suspension of its execution, it shall provide a single, solid, irrevocable, and automatically enforceable bank guarantee issued by a first-tier bank in favor of the Bank or the Borrower, as appropriate, (i) for the amount of the outstanding obligations at that time, in order to guarantee faithful compliance with the award; (ii) in the event that the arbitral award simultaneously grants claims with and without quantification, the bank guarantee shall be for the latter in the amount of US$ 500,000 (five hundred thousand and 00/100 United States dollars), which shall serve as a guarantee of faithful compliance with the award. This requirement shall be enforceable even in cases where the condemnation (total or partial) is declaratory in nature, not quantifiable in money, or requires other procedures or steps to be followed for its determination other than simple mathematical calculation.

The guarantee shall be granted and delivered to the other Party prior to the filing of the motion to set aside and shall have a term of validity of no less than one year, with the party providing the guarantee being obliged to renew it in case the proceeding to set aside is not concluded within the original term of the guarantee.

This bank guarantee shall be returned to the Party filing the motion to set aside only if such motion is upheld by a final ruling. Otherwise, the bank guarantee shall be executed and applied as a penalty by the Bank or the Borrower, as the case may be.

The expenses incurred in the arbitration shall be borne by the Parties in the proportion indicated in the award, and may be borne by a single Party, at the discretion of the arbitral tribunal.

(b) The execution of the Guarantees shall be carried out in accordance with the stipulations of the Agreement(s) in which each of them is established.

(c) The execution of the Promissory Notes or other securities issued pursuant to the provisions of the Agreement shall be subject to the jurisdiction and competence of the judges and courts of the Judicial District of Lima-Cercado, with the Parties waiving the jurisdiction of their domiciles.

Please add, Mr. Notary Public, the other legal clauses, as well as the documents referenced throughout the Agreement and a copy of the document evidencing the granting of powers to the representatives of the Borrower for approval and execution of the Agreement.

Lima, December 15, 2023

THE BANK

By:	Sandra Elba Bianco Roa	By:	Frank Erick Babarczy Rodríguez

THE BORROWER

By:	Alvaro Alejandro Chinchayán Cornejo
DNI No. 10472790

ANNEX I

LOAN DETAILS

1. Loan Amount: US$ 60,000,000.00 (Sixty Million and 00/100 Dollars), consisting of Tranche A and Tranche B.

2. Currency: Dollars.

3. Loan Term: Up to ten (10) years.

4. Compensatory Interest Rate:

a. Compensatory Interest - Tranche A: 8.50% effective fixed annually.

b. Compensatory Interest - Tranche B: 8.40% effective fixed annually.

5. Default Interest Rate: 2.00% annually.

6. Event(s) of Default Charge: 1.50% annually.

7. Number of Amortizations:

a. Tranche A: 40 quarterly installments, plus the Balloon Installment, according to the Tranche A Payment Schedule, starting in the third month computed from the Closing Date.

b. Tranche B: 40 quarterly installments, according to the Tranche B Payment Schedule, starting in the third month computed from the Closing Date.

8. Use of Funds - Tranche A:

a. Full payment of Existing Loan.

b. Structuring Commission settlement.

c. Funding of one hundred percent (100%) of the Reserve Account.

d. Settlement of legal fees of the Bank’s legal advisors, and costs and expenses related to the formalization of the Loan Documents indicated in Clause 7.04 of the Agreement.

9. Use of Funds - Tranche B:

a. Real Estate investments on behalf of the Borrower and/or its affiliated companies.

10. Loan Disbursement Opportunities and Conditions: One (1) single disbursement within the Availability Period.

11. Availability Period: Until December 20, 2023.

ANNEX II

COMMISSIONS AND EXPENSES

1. Structuring Fee: 1.25% of the total principal amount of the Loan, which shall be paid upon disbursement of Tranche A, in accordance with the terms of the Cash Flow Trust Agreement.

ANNEX III

PROMISSORY NOTE TEMPLATE

By:

Due Date:

We, [●] (the “Debtor”), identified with Taxpayer Registry No. [●], registered under Electronic Entry No. [●] of the Registry of Legal Entities of Lima and Callao - Lima Headquarters, with address for these purposes at [●], represented by Mr. [●], identified with DNI No. [●], and Mr. [●], identified with DNI No. [●], according to powers in entries [●] and [●], respectively, of Electronic Entry No. [●] of the Registry of Legal Entities of Lima, must and hereby undertake to pay, in accordance with the provisions set forth in this promissory note (the “Promissory Note”), unconditionally on the due date indicated in this Promissory Note, by means of immediately available funds and in the same currency to the order of BANCO BBVA PERU (the “Bank”) or to whoever this Promissory Note has been transferred to by deposit into Account No. 0011 - [●], in US Dollars, or another designated account, debit to any accounts held by the Debtor at the Bank, or at the place where this Promissory Note is presented for collection, the sum of US$ [●] (United States Dollars), plus the corresponding compensatory and default interest, and any other amounts owed pursuant to this Promissory Note and the Loan Agreement (as defined in this Promissory Note).

The amount indicated above is owed by us to the Bank for obligations incurred under the Long-Term Loan Agreement entered between the Debtor and the Bank on [●] (the “Loan Agreement”), and the Promissory Note is being integrated in accordance with the instructions for completion contained in Clause 2.12 of the Loan Agreement.

The Debtor unconditionally undertakes to pay, from the due date of this Promissory Note until the effective date of its full payment, compensatory interest at an effective annual rate of [●] %, calculated based on a year of three hundred sixty (360) days.

Likewise, the Debtor undertakes to pay default interest, in addition to the compensatory interest, from the due date of this Promissory Note until the effective date of its full payment, at a rate equivalent to two percent (2%) effective annually. Default interest will be applied automatically, without the need for prior demand or notice by the Bank.

All payments to be made in accordance with this Promissory Note must be made free of, and without deduction for, present or future taxes, including deductions or withholdings for non-domiciled persons. In case we are legally obligated to make any withholding or deduction, we will pay additional amounts necessary to ensure that the net amount received by the Bank is equal to what it would have received if such withholdings or deductions had not been made, or we will assume the payment of such taxes and pay the applicable amounts directly to the tax authority when due, so that the net amount received by the Bank is equal to what it would have received if the law had not required us to make such withholdings or deductions. We also undertake to pay all fees and expenses that the Bank may liquidate and notify us of.

Likewise, it is established that the obligations contained in this Promissory Note will not be extinguished even if this Promissory Note has been impaired due to the fault of the Bank, constituting this agreement a pact to the contrary of what is provided for in Article 1233° of the Civil Code. In application of what is provided for in Article 49° of Law No. 27287 (“Law of Securities”), the Debtor expressly authorizes the Bank to extend the due date of this Promissory Note, without the express subscription of the Debtor being required. It will suffice for the extension to be noted in this same document without it being necessary for the Debtor to subscribe it again. The amount of this Promissory Note and/or the corresponding compensatory and/or default interest, as well as any other amount owed under this Promissory Note, must be paid by the Debtor in the same currency in which the amount representing the Promissory Note is established.

The Debtor unconditionally undertakes to pay the Bank collection expenses, notarial expenses, as well as any other expenses, fees, costs, and judicial and extrajudicial costs, taxes, and any other amounts that may be applicable (including attorney’s fees and advisors) and/or any other sum due to the Bank in relation to the Promissory Note, undertaking the Debtor to pay the same compensatory and default interest agreed in this Promissory Note on such expenses from the day following their due date until the total cancellation of the amount settled by the Bank. In accordance with the provisions of Article 52° of the Law of Securities, this Promissory Note does not require protest. However, the holder is authorized to protest it for non-payment if deemed appropriate; in which case, we will bear the costs of such notarial diligence or the corresponding substitute formality. The protest may be made by notification sent to the Debtor’s address indicated in this Promissory Note.

This Promissory Note is subject to the provisions of the Law of Securities and other laws and regulations of the Republic of Peru. Any reference in the Promissory Note to the Bank shall be understood as made to any holder thereof, whether acquired by endorsement or by any other means permitted by law. In this act, the Debtor declares to have received a copy of this Promissory Note to their complete and entire satisfaction. We expressly submit to the jurisdiction and competence of the Judges and Courts of the Judicial District of Lima-Cercado, waiving the jurisdiction of our domicile and designating as the address for these purposes the one indicated in this Promissory Note.

This Promissory Note consists of two (2) pages that constitute a single instrument.

Lima, [●] of [●], [●].

[NOMBRE]

Taxpayer Registry No. [●]

Address: [●]

[●] DNI No. [●] Manager	[●] DNI No. [●] Manager

ANNEX IV

PAYMENT SCHEDULES

The Parties agree that the present Schedules are for reference only and may be substituted and/or modified by the Bank in a justified manner, considering the provisions of the Agreement and other Loan Documents.

In this sense, it is expressly established that, for the purpose of the modification, it shall suffice for the Bank to communicate in writing to the Borrower the substitution of the present Schedule, attaching to said communication a copy of the substitute Schedule.

PAYMENT SCHEDULE - TRANCHE A

Values in US$, subject to modification once the disbursement has been made.

Quarter No.	Initial Balance	Principal	Interest	Payment	Final Balance

1	$48,670,000	$509,707	$1,034,238	$1,543,944	$48,160,293
2	$48,160,293	$520,538	$1,023,406	$1,543,944	$47,639,755
3	$47,639,755	$531,600	$1,012,345	$1,543,944	$47,108,156
4	$47,108,156	$542,896	$1,001,048	$1,543,944	$46,565,260
5	$46,565,260	$554,433	$989,512	$1,543,944	$46,010,827
6	$46,010,827	$566,214	$977,730	$1,543,944	$45,444,613
7	$45,444,613	$578,246	$965,698	$1,543,944	$44,866,367
8	$44,866,367	$590,534	$953,410	$1,543,944	$44,275,833
9	$44,275,833	$603,083	$940,861	$1,543,944	$43,672,750
10	$43,672,750	$615,898	$928,046	$1,543,944	$43,056,851
11	$43,056,851	$628,986	$914,958	$1,543,944	$42,427,865
12	$42,427,865	$642,352	$901,592	$1,543,944	$41,785,513
13	$41,785,513	$656,002	$887,942	$1,543,944	$41,129,511
14	$41,129,511	$669,942	$374,002	$1,543,944	$40,459,569
15	$40,459,569	$684,178	$859,766	$1,543,944	$39,775,390
16	$39,775,390	$698,717	$845,227	$1,543,944	$39,076,673
17	$39,076,673	$713,565	$830,379	$1,543,944	$38,363,108
18	$38,363,108	$728,728	$815,216	$1,543,944	$37,634,380
19	$37,634,380	$744,214	$799,731	$1,543,944	$36,890,166
20	$36,890,166	$760,028	$783,916	$1,543,944	$36,130,138
21	$36,130,138	$776,179	$767,765	$1,543,944	$35,353,959
22	$35,353,959	$792,673	$751,272	$1,543,944	$34,561,286
23	$34,561,286	$809,517	$734,427	$1,543,944	$33,751,769
24	$33,751,769	$826,719	$717,225	$1,543,944	$32,925,050
25	$32,925,050	$844,287	$699,657	$1,543,944	$32,080,763
26	$32,080,763	$862,228	$681,716	$1,543,944	$31,218,535
27	$31,218,535	$880,550	$663,394	$1,543,944	$30,337,984
28	$30,337,984	$899,262	$644,682	$1,543,944	$29,438,722
29	$29,438,722	$918,371	$625,573	$1,543,944	$28,520,351
30	$28,520,351	$937,887	$606,057	$1,543,944	$27,582,464
31	$27,582,464	$957,817	$586,127	$1,543,944	$26,624,647
32	$26,624,647	$978,171	$565,774	$1,543,944	$25,646,476
33	$25,646,476	$998,957	$544,988	$1,543,944	$24,647,520
34	$24,647,520	$1,020,185	$523,760	$1,543,944	$23,627,335
35	$23,627,335	$1,041,863	$502,081	$1,543,944	$22,585,472
36	$22,585,472	$1,064,003	$479,941	$1,543,944	$21,521,469
37	$21,521,469	$1,086,613	$457,331	$1,543,944	$20,434,856
38	$20,434,856	$1,109,704	$434,241	$1,543,944	$19,325,152
39	$19,325,152	$1,133,285	$410,659	$1,543,944	$18,191,867
40	$18,191,867	$18,191,867	$386,577	$18,578,444	$0

PAYMENT SCHEDULE – TRAMP B

Values in US$, subject to modification once the disbursement has been made.

Quarter No.	Initial Balance	Principal	Interest	Payment	Final Balance

1	$11,330,000	$183,545	$237,930	$421,475	$11,146,455
2	$11,146,455	$187,399	$234,076	$421,475	$10,959,056
3	$10,959,056	$191,335	$230,140	$421,475	$10,767,722
4	$10,767,722	$195,353	$226,122	$421,475	$10,572,369
5	$10,572,369	$199,455	$222,020	$421,475	$10,372,914
6	$10,372,914	$203,643	$217,831	$421,475	$10,169,271
7	$10,169,271	$207,920	$213,555	$421,475	$9,961,351
8	$9,961,351	$212,286	$209,188	$421,475	$9,749,064
9	$9,749,064	$216,744	$204,730	$421,475	$9,532,320
10	$9,532,320	$221,296	$200,179	$421,475	$9,311,024
11	$9,311,024	$225,943	$195,532	$421,475	$9,085,081
12	$9,085,081	$230,688	$190,787	$421,475	$8,854,393
13	$8,854,393	$235,532	$185,942	$421,475	$8,618,861
14	$8,618,861	$240,479	$180,996	$421,475	$8,378,382
15	$8,378,382	$245,529	$175,946	$421,475	$8,132,853
16	$8,132,853	$250,685	$170,790	$421,475	$7,882,169
17	$7,882,169	$255,949	$165,526	$421,475	$7,626,219
18	$7,626,219	$261,324	$160,151	$421,475	$7,364,895
19	$7,364,895	$266,812	$154,663	$421,475	$7,098,083
20	$7,098,083	$272,415	$149,060	$421,475	$6,825,668
21	$6,825,668	$278,136	$143,339	$421,475	$6,547,533
22	$6,547,533	$283,976	$137,498	$421,475	$6,263,556
23	$6,263,556	$289,940	$131,535	$421,475	$5,973,616
24	$5,973,616	$296,029	$125,446	$421,475	$5,677,588
25	$5,677,588	$302,245	$119,229	$421,475	$5,375,342
26	$5,375,342	$308,592	$112,882	$421,475	$5,066,750
27	$5,066,750	$315,073	$106,402	$421,475	$4,751,677
28	$4,751,677	$321,689	$99,785	$421,475	$4,429,987
29	$4,429,987	$328,445	$93,030	$421,475	$4,101,542
30	$4,101,542	$335,342	$86,132	$421,475	$3,766,200
31	$3,766,200	$342,384	$79,090	$421,475	$3,423,816
32	$3,423,816	$349,575	$71,900	$421,475	$3,074,241
33	$3,074,241	$356,916	$64,559	$421,475	$2,717,325
34	$2,717,325	$364,411	$57,064	$421,475	$2,352,915
35	$2,352,915	$372,063	$49,411	$421,475	$1,980,85
36	$1,980,851	$379,877	$41,598	$421,475	$1,600,97
37	$1,600,974	$387,854	$33,620	$421,475	$1,213,12
38	$1,213,120	$395,999	$25,476	$421,475	$817,121
39	$817,121	$404,315	$17,160	$421,475	$412,806
40	$412,806	$412,806	$8,669	$421,475	$0

ANNEX V

CERTIFICATE OF COMPLIANCE

LATAM LOGISTIC PER PROPCO LURIN I S.R.L., with Tax ID No. 20601055539, with registered address at [Gasoducto Lot 2 Avenue, Las Praderas de Lurin, district of Lurin, province and department of Lima] (the “Borrower”), duly represented by its General Manager, Mr. [●], bearer of ID No. [●], according to powers registered in entry No. [●] of registry No. [●] of the Registry of Legal Entities of Lima, issues this Certificate of Compliance in favor of:

BANCO BBVA PERU (the “Bank”), identified with Tax ID No. 20100130204, with address at República de Panama Avenue, No. 3055, district of San Isidro, province and department of Lima, for the purpose of certifying (as a sworn statement) and as of the date of issuance of this document, the faithful compliance with the following obligations contained in the Long-Term Loan Agreement signed between the Borrower and the Bank dated [●] (the “Loan Agreement”):

(i) The faithful compliance with the obligations to Do and Not to Do contained in clauses 5.01 and 5.02 of the Loan Agreement, which remain fully valid as of the date of issuance of this document.

(ii) The faithful compliance with the Financial Obligations contained in clause 5.03 of the Loan Agreement, which remain fully valid as of the date of issuance of this document and at the following levels as of the closing of the semester ending on [June 30 / December 31] of 20[●]:

1. Debt Service Coverage Ratio not less than 1.25.

2. Equity Ratio not less than 0.40.

Likewise, through this Certificate of Compliance, the Borrower declares that in the event the information certified herein is not, to the satisfaction of the Bank, true, accurate, or suffers from any kind of inaccuracy, it will constitute a “Default Event” pursuant to the provisions of clause 6.01 of the Loan Agreement, with the Bank having the right to take all corresponding actions established in clause 6.02 of the Loan Agreement.

Lima,

By: [●]

ANNEX VI

DISBURSEMENT NOTIFICATION

Lima, [DATE]

To:

BANCO BBVA PERU

City:

Attn: [●]

Dear Sirs,

We hereby refer to the Long-Term Loan Agreement signed on [DATE] (the “Agreement”).

In accordance with Clause 3.02 (g), we hereby request the disbursement of the sum of [●]. Said sum shall be disbursed to the following account:

[INSERT ACCOUNT DETAILS]

Likewise, we declare the following:

1. That, as of the date, all statements and assertions made by our company in the Agreement are true, correct, and complete as set forth in said document.

2. That, as of the date, no event affecting our shareholding/composition of partners, or our legal status has occurred in such a way that a Material Adverse Effect could arise under the Agreement.

3. That, as of the date, we are not in breach of any of the obligations of our company established in the Agreement.

4. That, as of the date, there is no Default Event or any breach or event in general that, with notice or the passage of time, or both, would become a Default Event.

5. That, the Guarantees established in the Agreement have been constituted.

Without further ado, we remain at your disposal.

By: [●]

ANNEX VII

COMMUNICATIONS

In accordance with the provisions of clause 7.02 of the Agreement, the Parties agree that any communication to be effective against the other party shall be addressed to the person(s) and at the address stated in this Annex.

For BANCO BBVA PERU:

- Attention: Monica Jaramillo / Jessica Mendoza

- Address: Av. Santa Cruz 685 - 695 Floor 2, Miraflores, Lima

- Email: miaramillo@bbva.com / imendoza@bbva.com

For LATAM LOGISTIC PER PROPCO LURIN I S.R.L.:

- Attention: Alvaro Chinchayan Cornejo

- Address: Calle Andres Reyes 338, Floor 2 - Office 126, San Isidro, Lima

- Email: alvaro@latamlp.com / carlos@latamlp.com

ANNEX VIII

LETTER OF COMMITMENT

San Isidro, [Date]

To:

BANCO BBVA PERU

República de Panamá Avenue, 3055 San Isidro

Attn: Mr. [●]

Through this Letter of Commitment, LATAM LOGISTIC PER PROPCO LURIN I S.R.L. (the “Company”) commits to the following:

a. The payment to the Bank of a Structuring Fee, equivalent to 1.25% of the total amount of the Loan, which will be paid from the disbursement of Tranche A, in accordance with the terms of the Cash Flow Trust Agreement; and,

b. The payment of legal advisory costs and other related to the Loan.

This commitment shall remain in force if the Loan Agreement is in force.

[Name]

ID No. [●]

[● / Company]

ANNEX IX

GUARANTEES

1. Asset Trust: It is the fiduciary estate constituted under the Asset Trust Agreement on the Closing Date, which will include real estate. The minimum coverage of the assets in trust shall be 1.5 times the Loan balance (at market value).

2. Cash Flow Trust: It is the fiduciary estate constituted under the Cash Flow Trust Agreement on the Closing Date, to which the flows generated by the Tenants under the Lease Agreements will be transferred. The Cash Flow Trust will also include: (i) the Reserve Account to cover debt service (CRSD) equivalent to a period of three (3) months, (ii) the assignment of security deposits associated with the Lease Agreements and, in the case of security deposits granted through guarantees or bonds, the amounts resulting from their execution, and (iii) the assignment of Insurance Policies.

ANNEX X

MODEL OF ASSIGNMENT COMMUNICATION

San Isidro, [Date]

To:

[Address]

Attn: Mr. [●]

Through this letter and in relation to the Long-term Loan Agreement signed on [Date] and up to an amount of [●] (hereinafter, the “Agreement”), we inform you that the Bank has made an Assignment of Rights as provided in Clause 7.06 of the Agreement, in favor of [●] (hereinafter, the “Assignee”), for a percentage equivalent to [●]% of the total rights contemplated in the Agreement.

[Name]

ID No. [●]

[● / Company]

ANNEX XI

INSURANCE POLICIES

1. Property Multi-risk Insurance Policy No. LP1-64-00014-3, contracted by the Borrower and granted by Liberty Seguros S.A. The Borrower and/or related companies and/or subsidiaries and/or companies with common shareholding forming part of the Borrower’s group are designated as insured. The coverage period is from March 31, 2023, to March 31, 2024; and,

2. Extra-Contractual Liability Insurance Policy No. LP1-20-00179-5, contracted by Latam Logistic Per Opco S.R.L., an affiliated company of the Borrower, and granted by Liberty Seguros S.A. The Borrower is designated as the main insured and the Existing Lender as additional insured. The coverage period is from March 31, 2023, to March 31, 2024.